Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Stewart Information Services Corporation

We consent to the use of our reports dated March 10, 2005, with respect to the consolidated balance sheets of Stewart Information Services Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, retained earnings and comprehensive earnings for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference.

(Signed) KPMG LLP

Houston, Texas
May 12, 2005